----------------------
                                UNITED STATES                OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                                       -----------------------
                                                       OMB Number: 3235-0145
                                                       Expires: October 31, 1997
                                                       Estimated average burden
                                                       Hours per response. 14.90
                                                       ------------------------

                                 SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  Under the Securities Exchange Act of 1934

                              (Amendment No. 3)*

                                 PSINet Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, Par Value $0.01 Per Share
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  74437C101
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  74437C101                        13G          Page  2   of  5   Pages
         ---------------                                      ----    ----

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William L. Schrader

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a)  |_|
                                                                    (b)  |_|
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
                  5,714,477 (See Item 4)
   NUMBER OF
               -----------------------------------------------------------------
   SHARES      -----------------------------------------------------------------

 BENEFICIALLY  6  SHARED VOTING POWER
                  1,000
               -----------------------------------------------------------------
  OWNED BY     -----------------------------------------------------------------
     EACH

 REPORTING     7  SOLE DISPOSITIVE POWER
                  5,714,477 (See Item 4)
               -----------------------------------------------------------------
    PERSON     -----------------------------------------------------------------

     WITH      8  SHARED DISPOSITIVE POWER
                  1,000
               -----------------------------------------------------------------
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,715,477 (See Item 4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES       |X|
     (See Instructions)
     (See Item 4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     11.0% (See Item 4)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON (See Instructions)
     IN

--------------------------------------------------------------------------------

      This Information Statement on Schedule 13G is being filed by the undersigned pursuant to Securities and Exchange Commission Rule 13d-1(c).


Item 1(a).     Name of Issuer
               --------------

               PSINet Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices
               -----------------------------------------------

               510 Huntmar Park Drive
               Herndon, VA  20170

Item 2(a).     Name of Person Filing
               ---------------------

               William L. Schrader

Item 2(b).     Address of Principal Business Office
               ------------------------------------

               510 Huntmar Park Drive
               Herndon, VA  20170

Item 2(c).     Citizenship
               -----------

               United States of America

Item 2(d).     Title of Class of Securities
               ----------------------------

               Common Stock, Par Value $0.01 Per Share

Item 2(e).     CUSIP Number
               ------------

               74437C101

Item 3.        Not Applicable


                               Page 3 of 5 pages

Item 4.              Ownership
                     ---------

  (a)       Total Amount Beneficially Owned as
            of December 31, 1998:                            5,715,477*
                                                             ---------

  (b)       Percent of Class:                                11.0%
                                                             -----

  (c)       Number of shares as to which such person has:

               (i)   sole power to vote or to
                     direct the vote                         5,714,477
                                                             ---------

               (ii)  shared power to vote or to
                     direct the vote                         1,000
                                                             -----

               (iii) sole power to dispose or to
                     direct the disposition of               5,714,477
                                                             ---------

               (iv)  shared power to dispose or to
                     direct the disposition of               1,000
                                                             -----

Item 5.       Ownership of Five Percent or Less of a Class
              --------------------------------------------

               Not Applicable

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person
              ---------------------------------------------------------------

               Not Applicable

Item 7.       Identification and Classification of the Subsidiary which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on By the Parent Holding Company
              ------------------------------------------------------------

               Not Applicable

Item 8.       Identification and Classification of Members of the Group
              ---------------------------------------------------------

               Not Applicable

Item 9.       Notice of Dissolution of Group
              ------------------------------

               Not Applicable

Item 10.      Certification
              -------------

               Not Applicable

-------------------------
* Includes 427,000 shares issuable upon the exercise of vested options. Does not include 1,172,494 shares beneficially owned by Mr. Schrader's wife, as to which Mr. Schrader disclaims beneficial ownership.

                              Page 4 of 5 pages

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 16, 1999


                                              /s/ William L. Schrader
                                              -----------------------
                                                 William L. Schrader



                             Page 5 of 5 pages